UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SD
Specialized Disclosure Report

_________________________________________________________________
COLUMBUS McKINNON CORPORATION
(Exact name of Registrant as specified in its charter)
______________________________________________________________________________

New York	0-27618	16-0547600
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 Crosspoint Parkway
GETZVILLE, NEW YORK 14068

(Address of principal executive offices, including Zip Code)

Alan S. Korman
Vice President, General Counsel and Corporate Secretary
(716) 689-5532

(Name and telephone number, including area code,
of the person to contact in connection with this report.)

_____________________________________________________________________________________________

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
[X] Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2016.

Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
Columbus McKinnon Corporation has prepared a Conflict Minerals Report for the calendar year ended December 31, 2016, and is publicly available at www.cmworks.com under "Investor Relations."

Item 1.02 Exhibit
The Conflict Minerals Report filed for calendar year ended December 31, 2016, is filed as Exhibit 1.01 hereto.

Section 2 - Exhibits
Item 2.01 Exhibits
The following exhibit is filed as part of this report.
Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.
COLUMBUS McKINNON CORPORATION
(Registrant)

By: /s/ Alan S. Korman	May 31, 2017
Alan S. Korman	(Date)
Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this form SD